THIS AGREEMENT ("Agreement") is made on this 19th day of March 2002

BETWEEN: Internet VIP, Inc. a company duly constituted under the laws of the Delaware and having its head office at 94 Washington Ave. Lawrence, NY 11559, (hereinafter referred to as "IVIP").

AND: Thom Skinner, residing at 2030 rue Chanterel, St-Lazare, Quebec J7T 3C2 and Norbert Tauchner, residing at 319 London Dr. Beaconsfield, Quebec H9W 5Z1 (hereinafter referred to as the "Consultants").

WHEREAS, IVIP is desirous to effect a change of control and reorganize the Company and seek new business opportunities and/or product lines.

WHEREAS, the Consultants are experienced businessmen capable and willing to undertake to investigate and take all necessary steps to advise, support and jointly manage such and undertaking,

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1: DEFINITIONS

In this Agreement, unless the context otherwise requires:

1.1 Agreement - means this agreement dated as of the date hereof, as well as any rider, amendment, modification or intervention which might be made or added thereto in writing, with mutual consent of the parties; the Agreement is also sometimes designated by the expressions "hereof", "herein" and "hereunder"; 1.2 Personnel - means any persons engaged by the Consultants acting as agent for IVIP. 1.3 Services - means the services and operations described in this Agreement to be provided by the Consultants.

ARTICLE 2: RESPONSIBILITIES OF IVIP

2.1 IVIP shall provide within ten (10) days of the signing of this agreement
(a) A draft proposal outlining strategies required to be implemented to pursue the aforementioned Objectives.
(b) A description of the products to be commercialized.
(c) Access to internal information sufficient to complete the business plan.

2.2 Pay directly all purchases or contracts for goods and services entered into by the Consultants on behalf of IVIP with the prior approval of IVIP.

ARTICLE 3: RESPONSIBILITIES OF the Consultants

3.1 To advise IVIP in the aforementioned transaction.
3.2 Negotiate and document agreements in support of the transaction as necessary, on behalf of IVIP for the sale of certain assets to IVIP.
3.3 Engage all necessary Personnel as per the directives of IVIP.
3.4 Assist IVIP in obtaining all necessary governmental and other approvals, certificates, and authorizations necessary to allow the operation of the contemplated enterprise.
3.5 Prepare the new business plan for the US operation.
3.6 Supervise IVIP personnel and consultants working on this transaction.
3.7 Undertake to search for, and negotiate with potential distributors or partners for the sale and distribution of any new products and/or services.
3.8 Assist and advise on sale and marketing strategies, and supervise the implementation of such strategies.

ARTICLE 4: TERM OF AGREEMENT, TERMINATION

4.1 The Initial Term of this Agreement shall be for three (3) months from the Effective Date of this Agreement.

4.2 In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations under this Agreement and, within ten (10) days after written notice is given to the defaulting party specifying the default, (i) such default is not substantially cured, or (ii) the defaulting party does not obtain the approval of the other party to a plan to remedy the default, then the party not in default may terminate this Agreement by giving written notice to the defaulting party.

4.3 If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes a general assignment for the benefit of all or substantially all of it creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party, within the conditions of applicable law, may immediately terminate this Agreement by giving written notice.

ARTICLE 5: CONFIDENTIALITY

5.1 During the term of this Agreement, and for a period of three (3) years after the expiration of the term of this Agreement, proprietary or confidential information ("Information") of any kind pertaining to both parties' businesses, and all written material marked by ether party as "Confidential" or "Proprietary" shall be treated by the other party as secret and confidential and accorded the same protection as the parties give to their own Information of a similar nature. Verbally disclosed Information that is to be treated as confidential or proprietary by a party shall be confirmed as such in writing by the party within thirty (30) days of such disclosure.

5.3 Notwithstanding the foregoing, confidential Information does not include information which:

         a) has been published or is otherwise readily available to the public other than by breach of this Agreement;
         b) has been rightfully received by the receiving party from a third party without breach of any confidentiality obligations;
         c) has been independently developed by the receiving party's personnel without access to, or use of, the other party's Confidential Information;
         d) was known to the receiving party prior to its first receipt from the other party and which the receiving party has documented prior to the date hereof; or
         e) is required to be disclosed by law whether under an order of a court or government, tribunal or other legal process. In such cases, the receiving party must immediately notify the other party of the disclosure requirement, in order to allow the other party a reasonable opportunity to obtain a court order to protect its rights, or otherwise to protect the confidential nature of the Confidential Information.

ARTICLE 6: FEES and CHARGES

6.1 The parties agree that the activities undertaken and services provided to IVIP and IVIP shall be valued at forty thousand dollars ($40,000), and is to be paid by the issuance of 4 million (4,000,000) common shares of INTERNET VIP to the Consultants, who shall have sole discretion as to the apportioning of the shares.

6.2 All charges in this agreement are stated in legal currency of the United States of America.

6.3 IVIP shall, within 45 days, undertake to register the securities to be issued under section 6.1, by filing an S-8 registration form with the U.S. Securities and Exchange Commission. The cost of this filing shall be borne by IVIP.

ARTICLE 7: TAXES

IVIP and IVIP shall assume responsibility for, and hold the Consultants harmless from all taxes, duties, or similar liabilities arising under this Agreement, under any present or future tax laws, except for the personal income tax of the Consultants.

ARTICLE 8: LIABILITY, INDEMNITY, WARRANTIES, AND INSURANCE

8.1 IVIP shall indemnify the Consultants and hold them harmless against and in respect to any and all claims, damages, losses, costs, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties, reasonable attorneys' fees and costs and all amounts paid in settlement of any claim, action or suit that may be asserted against IVIP or the Consultants or that IVIP or the Consultants shall incur or suffer, that arise out of, result from or relate to: (a) the non-fulfillment of any agreement, covenant or obligation of IVIP in connection with this Agreement; (b) any breach of any representation or warranty made by IVIP hereunder; (c) any claim of any nature whatsoever brought by any third person or entity who may suffer damages of any sort as a direct or indirect result of IVIP or IVIP's activities pursuant to the Agreement relating to or in connection with, or any claims of infringement that arise out of, result from or relate to any use or misuse of the facilities and equipment in connection with the provision of the Services.

8.2 The Consultants warrant that they will perform their obligations under this Agreement in a professional and workmanlike manner. In the event the Consultants are liable to IVIP or IVIP on account of the Consultants' performance or nonperformance of its obligations under this Agreement, whether arising by negligence or otherwise, (i) the amount of damages recoverable against the Consultants for all events, act or omissions will not exceed in the aggregate the Charges paid by IVIP or IVIP for the period of this contract, not exceeding six (6) months and (ii) in no event will the Consultants be responsible for any indirect, consequential, incidental or punitive damages of any party, including third parties, or for lost profits. In connection with the conduct of any litigation with third parties relating to any liability of the Consultants to IVIP or to such third parties, the Consultants will have all rights to accept or reject settlement offers and to participate in such litigation. IVIP and the Consultants expressly acknowledge that the limitations contained in this Section have been the subject of active and complete negotiation between the parties and represent the parties' agreement.

ARTICLE 9: EXCUSABLE DELAY

9.1 If either party is unable to perform any of its obligations hereunder due to Force Majeure, the failure to perform by such party shall not constitute a basis for termination or default under this Agreement provided that notice thereof is given to the other party within seven (7) days after the party becomes aware of such event. IVIP shall not be required to make any payment to the consultants pursuant to Article 7 during the period of the Consultants' inability, as a result of an event of Force Majeure, to complete the transactions. Failure of any regulatory authority to approve and transaction between IVIP and IVIP does not constitute an Excusable Delay.

9.2 For the purposes of this Agreement, Force Majeure shall be understood to be any cause beyond the reasonable control of the non-performing party and without its fault or negligence and includes, without limiting the generality of the foregoing, acts of God or of a public enemy, acts of any Government or any State or Territory, or any agency thereof, in its sovereign capacity, fires, floods, epidemic, quarantine restrictions, unusually severe weather conditions, extraordinary vehicle traffic conditions, or mechanical malfunctions

ARTICLE 10: NOTICES

Any notice or communication under this Agreement shall be in writing and shall be hand delivered, given by fax or sent by registered mail return receipt requested, postage prepaid, to the other party's designated representative, receiving such communication at the address specified herein, or such other address or person as either party may in the future specify to the other party. Such notice shall be deemed to be received upon delivery or, by fax, on the next business day following transmission provided electronic evidence of transmission is produced at point of origin or, if mailed, on the fourth business day following the date of mailing.

If to The Consultants:

Thom Skinner
2030 rue Chanterel
St-Lazare, QC
J7T 3C2

If to IVIP or IVIP:

Internet VIP, Inc.
94 Washinton Ave.
Lawrence, NY 11559
Attention: M. Jack Ehrenhaus

ARTICLE 11: MISCELLANEOUS

11.1 Neither party may assign or transfer all or any part of its rights under this Agreement, without the prior written consent of the other, except when assigning all of their rights and obligations to any legal entity controlling, controlled by, or under common control with it, but with thirty (30) days' prior notice to the other party.

11.2 The Consultants can assign this Agreement or any obligations hereunder to a third party. If any obligations of the Consultants are assigned to a subcontractor, the Consultants will remain responsible for such obligations under this Agreement.

11.3 This Agreement is not intended to create, nor shall it be construed to be, a joint venture, association, partnership, franchise, or other form of business relationship. Neither party shall have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of the other party, except as expressly provided herein.

11.4 If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, such provision shall be treated as severable, leaving the remaining provisions unimpaired, provided that such does not materially prejudice either party in their respective rights and obligations contained in the valid terms, covenants, or conditions.

11.5 There are no intended third party beneficiaries to this Agreement.

11.6 The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any default under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

11.7 This Agreement may not be modified, supplemented, or amended or default hereunder waived except upon the execution and delivery of a written agreement signed by the authorized representative of each party.

11.8 Both parties represent and warrant that each has the full authority to perform its obligations under this Agreement and that the person executing this Agreement has the authority to bind it.

11.9 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the applicable federal laws of Canada therein, and the parties irrevocably submit to the jurisdiction of the courts of the Province of Quebec, city of Montreal.

11.10 The Parties have requested that this Agreement and all documents and communications pursuant to or in connection with this Agreement be rawn up in the English language. Les Parties ont requis que cette Convention ainsi que tous documents ou communications en vertu de cette Convention ou s'y rapportant, soient rediges en langue anglaise.

11.11 This Agreement constitutes the final and full terms of understanding between the parties and supersedes all previous agreements, understandings, negotiations, and promises, whether written or oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year set forth below.

Internet VIP, Inc.                      Consultants

/s/Ilya Gerol                           /s/Thom Skinner

--------------------------              ------------------------------
Signature                               Signature


March 19, 2002                          March 19, 2002
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Date                                    Date